Form 10-K, Exhibit 13
period 1998-03-27
MCDONALD & CO INVESTMENTS INC
filed 1998-06-22
CIK 720900

                                                                   Exhibit 13(a)

SUPPLEMENTARY FINANCIAL DATA

QUARTERLY DATA (UNAUDITED)                                                                                   COMMON STOCK*
                                                                                                   --------------------------------
                                                                                       Basic        Dividends      Price Range
                                                            Income Before   Net      Net Income      Paid Per   -------------------
(In thousands, except per share amounts)        Revenues    Income Taxes   Income    Per Share*       Share       High      Low
-----------------------------------------------------------------------------------------------------------------------------------
Fiscal 1998
-----------------------------------------------------------------------------------------------------------------------------------
   First quarter (13 weeks)                    $  64,562     $  8,921     $  5,621      $  .31       $ .0469    $ 22.75    $ 17.63
-----------------------------------------------------------------------------------------------------------------------------------
   Second quarter (13 weeks)                      73,570       10,587        6,907         .38         .0625      29.50      21.50
-----------------------------------------------------------------------------------------------------------------------------------
   Third quarter (13 weeks)                       83,284       13,096        8,198         .45         .0625      29.44      21.94
-----------------------------------------------------------------------------------------------------------------------------------
   Fourth quarter (13 weeks)                     111,930       24,199       16,077         .88         .0625      30.94      23.38
-----------------------------------------------------------------------------------------------------------------------------------
      Total Year                               $ 333,346     $ 56,803     $ 36,803      $ 2.02       $ .2344
============================================================================================================-----------------------
Fiscal 1997
-----------------------------------------------------------------------------------------------------------------------------------
   First quarter (13 weeks)                    $  67,332     $ 10,058     $  6,458      $  .37       $ .0424    $ 10.38    $  9.44
-----------------------------------------------------------------------------------------------------------------------------------
   Second quarter (13 weeks)                      59,617        8,273        5,273         .29         .0469      12.56       8.87
-----------------------------------------------------------------------------------------------------------------------------------
   Third quarter (13 weeks)                       62,963        8,261        5,281         .29         .0469      17.44      11.94
-----------------------------------------------------------------------------------------------------------------------------------
   Fourth quarter (13 weeks)                      71,585       11,664        7,644         .43         .0469      20.44      16.50
-----------------------------------------------------------------------------------------------------------------------------------
      Total Year                               $ 261,497     $ 38,256     $ 24,656      $ 1.38       $ .1831
============================================================================================================-----------------------

Note: The Common Stock of McDonald & Company Investments, Inc., is listed on the New York Stock Exchange. The trading symbol is MDD. At April 30, 1998, the approximate number of stockholders of record was 1,052.

* Net Income Per Share, Dividends Paid Per Share, and the Common Stock Price Ranges have been restated to reflect the effect of a 100% stock dividend which was paid on September 15, 1997.


                                      -50-