Form 10-K, Exhibit 13
period 1998-03-27
MCDONALD & CO INVESTMENTS INC
filed 1998-06-22
CIK 720900

                                                                   Exhibit 13(b)


     SELECTED FINANCIAL DATA

                                                                   Fiscal Year Ended
----------------------------------------------------------------------------------------------------------------------------
                                        March 27,        March 28,         March 29,        March 31,         March 25,
(In thousands, except per share amounts)  1998*            1997*             1996*            1995*            1994*
----------------------------------------------------------------------------------------------------------------------------
OPERATIONS
----------------------------------------------------------------------------------------------------------------------------
   Revenues                            $333,346          $261,497         $220,621          $177,726          $204,680
----------------------------------------------------------------------------------------------------------------------------
   Income before income taxes            56,803            38,256           30,766            20,704            34,688
----------------------------------------------------------------------------------------------------------------------------
   Net income                            36,803            24,656           19,766            13,684            21,588
----------------------------------------------------------------------------------------------------------------------------
   Basic net income per share              2.02              1.38             1.11              0.75              1.21
   Diluted net income per share            1.99              1.36             1.09              0.74              1.19
----------------------------------------------------------------------------------------------------------------------------
   Cash dividends paid per share          .2344             .1831            .1675             .1575             .1440
----------------------------------------------------------------------------------------------------------------------------

FINANCIAL POSITION AS OF:               March 27,        March 28,         March 29,        March 31,         March 25,
                                          1998             1997              1996             1995              1994
----------------------------------------------------------------------------------------------------------------------------
 Total assets                          $702,520          $501,968         $471,101          $401,332          $590,578
----------------------------------------------------------------------------------------------------------------------------
 Long-term borrowings                    20,000            25,000           25,000            25,000            25,000
----------------------------------------------------------------------------------------------------------------------------
 Stockholders' equity                   191,178           154,122          130,823           114,362           107,405
----------------------------------------------------------------------------------------------------------------------------

* All net income per share and cash dividends paid per share information has been adjusted for a 100% stock dividend paid during the fiscal year ended March 27, 1998. For the fiscal year ended March 25, 1994, net income per share and cash dividends paid per share information were adjusted for a 20% stock dividend paid during that year. Basic and diluted earnings per share are reflective of the Company's adoption of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" which was adopted in the Company's fiscal third quarter. See Note A to the consolidated financial statements.


                                      -51-