Form 10-K, Exhibit 13
period 1998-03-27
MCDONALD & CO INVESTMENTS INC
filed 1998-06-22
CIK 720900

                                                                   Exhibit 13(c)


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              BUSINESS ENVIRONMENT

McDonald & Company Investments, Inc. (the "Company"), operates a full-service, regional investment banking, brokerage and investment advisory business through its principal subsidiary, McDonald & Company Securities, Inc. ("McDonald Securities"). The Company is involved in the origination, underwriting, distribution, trading and brokerage of fixed income and equity securities, and provides investment advisory services.

The profitability of the Company is sensitive to many factors, including the level of securities trading volume and the volatility and general level of market prices. Many of its activities have high operating costs which do not decrease with reduced levels of activity. Sustained periods of reduced volume, or loss of clients, could have adverse effects upon profitability.

The Company faces increasing competition from commercial banks and thrift institutions as these institutions offer certain investment banking and corporate and individual financial services traditionally provided only by securities firms. In that regard, the Federal Reserve Board recently increased the percentage of a bank holding company's revenue that may be derived from the securities activities of non-bank affiliates, including underwriting, and eliminated or refined a number of "firewall" provisions that historically separated banks from their securities subsidiaries. In addition, legislation designed to further ease the restrictions on banks' ability to underwrite securities and to reduce barriers to competition between banks and securities firms is under consideration by the United States Congress. The Company also anticipates regulation of the securities industry to increase and that compliance with regulations may become more difficult. At present, the Company is unable to predict the extent of changes that may be enacted, or their potential effect on the Company's business.

The Company has formulated a comprehensive strategic plan which is periodically reviewed and revised. The plan emphasizes the Company's historical roots as a regional brokerage and investment banking firm. The Company has focused on the Ohio, Michigan and Indiana markets by increasing the number of sales representatives covering individual investors, as well as increasing investment banking activities in this region. The Company's institutional equity and institutional fixed income divisions cover accounts throughout the United States and internationally.

The Annual Report contains forward-looking statements about the Company's future operating results and its plans for achieving them. Forward-looking statements are made based on management's expectations and beliefs concerning future events impacting the Company. All forward-looking statements involve risk and uncertainty. Actual results may be materially affected by a variety of factors, some of which may be beyond the control of the Company. These factors include changes in the regulatory environment, the Company's ability to deal with increasing competition in the securities industry, the Company's ability to attract and retain qualified personnel, conditions in the securities markets in the United States and abroad and general economic conditions.

Employee compensation and benefits increased $25,649,000, or 20%, for the fiscal year ended March 28, 1997. Commission and other sales compensation expense increased $10,946,000, or 17%, for the fiscal year ended March 28, 1997, primarily as a result of the increase in revenues. Other clerical and administrative expenses increased $5,853,000, or 16%, for the fiscal year ended March 28, 1997. The increase in other clerical and administrative expense represents compensation and employee benefit costs related to an increase in the professional and support staff during the 1997 fiscal year. The remaining $8,850,000 increase in employee compensation represents increases in incentive compensation and profit sharing accruals, which are directly related to the increase in profitability. Incentive compensation expense was also impacted by the increase in investment banking private placements and advisory fee revenues, with corresponding higher incentive compensation in the investment banking area.

All other operating expenses increased $5,746,000, or 10%, for the fiscal year ended March 28, 1997, when compared to the fiscal year ended March 29, 1996. The increase in all other operating costs reflects the communications, occupancy and equipment, and other operating costs related to the expansion of the Company's business. For the fiscal year ended March 28, 1997, communications expenses increased $1,112,000, or 8%. Of this increase, approximately $589,000 represents expenses related to the renovation of the Company's headquarters office and the recent Companywide technology renovation. The remaining increase in communications expense reflects higher telecommunications, quotation and information services costs due to both higher volume and higher employee headcount. Occupancy and equipment costs increased $2,470,000, or 16%. Of this increase, approximately $1,448,000 represents expenses related to the renovation of the Company's headquarters office and the technology renovation. Without regard to these items, occupancy and equipment costs increased 7%, reflecting increased costs related to headcount increases. Promotion and business development expense increased $912,000, or 11%, when compared to the prior fiscal year, primarily due to increased promotional, travel and business entertainment expenses resulting from the continued expansion of the Company's business. Taxes other than income taxes increased $804,000, or 12%, reflecting primarily increased payroll taxes due to increases in compensation expenses. The category of other operating expenses increased $361,000, or 4%, for the fiscal year ended March 28, 1997 when compared to the prior fiscal year.

Interest expense increased $1,991,000, or 26%, for the fiscal year ended March 28, 1997, when compared to the fiscal year ended March 29, 1996, due to a higher level of average short-term borrowings which increased primarily as a result of higher customer margin borrowings and a higher level of securities owned.

Income before income taxes for the fiscal year ended March 28, 1997, was $38,256,000, resulting in a pre-tax return on revenues of 14.6%. For the fiscal year ended March 29, 1996, income before income taxes was $30,766,000, resulting in a pre-tax return on revenues of 13.9%.

The Company is evaluating Year 2000 compliance issues, including exposure related to vendors, software and other systems to determine that internal and external concerns are addressed. The Committee established to oversee this evaluation and implementation is led by the Senior Managing Director -- Information Technologies and Operations. Since the Company does not have a significant amount of internal programming, the majority of the exposure and costs related to the Year 2000 problem is through vendors. Most of the costs will be in the form of higher prices for goods and services from vendors. The Company is not able to determine the extent of these costs presently. Management believes that the Company has taken all reasonable precautions to ensure a smooth transition. However, the Company's brokerage business is highly dependent on outside service providers and any problems encountered would potentially have a material adverse effect on the Company's business activities and, accordingly, its results of operations, financial condition and cash flows.


                         LIQUIDITY AND CAPITAL RESOURCES

The majority of the Company's assets are highly liquid and short-term in nature. Cash and liquid assets, principally receivables from customers, receivables from brokers and dealers, securities purchased under agreements to resell and securities owned, represented approximately 84% of the Company's assets at March 27, 1998. These assets are financed by a number of sources, including payables to customers and brokers, short-term borrowings and securities sold under agreements to repurchase, long-term borrowings and equity capital.

McDonald Securities is a dealer in corporate, mortgage-backed and governmental fixed income securities and equity securities which are carried as securities owned primarily for distribution to individual and institutional customers. Periodically, McDonald Securities buys, sells and positions mortgage-derivative securities and structured notes. Holdings of high-yield securities are not material. McDonald Securities may enter into short positions in United States government bonds in order to manage the interest rate risk related to fixed income trading positions. McDonald Securities maintains comprehensive risk management policies, including position limits and credit requirements.

At March 27, 1998, McDonald Securities has outstanding $20,000,000 in aggregate principal amount of 8.24% Subordinated Notes due January 15, 2002. McDonald Securities is required to pay principal amounts of $5,000,000 on January 15 of each year beginning in 1998. The notes are subordinated in right of payment to all senior indebtedness and general creditors of McDonald Securities. In addition to providing additional long-term financing, the notes have been approved by the New York Stock Exchange, Inc. for inclusion in McDonald Securities' regulatory capital.

Changes in the levels of securities owned and in customer and broker receivables directly affect the Company's financing arrangements. The Company has available lines of credit of $330,000,000, of which $295,418,000 was unused as of March 27, 1998. Management believes that funds from operations, available lines of credit and long-term borrowings provide sufficient resources to meet present and anticipated financial needs.

Certain minimum amounts of capital must be maintained by McDonald Securities to satisfy the regulatory requirements of the Securities and Exchange Commission and the New York Stock Exchange, Inc. The regulatory requirements represent Uniform Net Capital Rules designed to measure the general financial integrity and liquidity of registered broker/dealers and to provide minimum acceptable net capital levels to meet the continuing commitments to customers. Net capital, as defined, changes from day to day. At March 27, 1998, McDonald Securities was in compliance with the Uniform Net Capital Rules and had net capital of $86,641,000, which was $81,219,000 in excess of the minimum required.

RESULTS OF OPERATIONS


The following table summarizes the changes in the major categories of revenues and expenses for the fiscal years ended March 27, 1998, March 28, 1997, and March 29, 1996.

                                                                 Fiscal 1998                         Fiscal 1997
                                                                   Versus                              Versus
(Dollars in thousands)                                           Fiscal 1997                         Fiscal 1996
----------------------------------------------------------------------------------------------------------------------------
REVENUES
----------------------------------------------------------------------------------------------------------------------------
   Underwriting and investment banking                     $ 29,799        40 %                 $ 17,952        32 %
----------------------------------------------------------------------------------------------------------------------------
   Principal transactions                                     5,386        10                      1,284         2
----------------------------------------------------------------------------------------------------------------------------
   Commissions                                               20,366        25                     13,409        20
----------------------------------------------------------------------------------------------------------------------------
   Investment management fees                                 8,823        35                      5,294        27
----------------------------------------------------------------------------------------------------------------------------
   Interest and dividends                                     6,196        30                      3,236        19
----------------------------------------------------------------------------------------------------------------------------
   Other                                                      1,279        18                       (299)       (4)
----------------------------------------------------------------------------------------------------------------------------
                                                           $ 71,849        27 %                 $ 40,876        19 %
============================================================================================================================
EXPENSES
----------------------------------------------------------------------------------------------------------------------------
   Employee compensation and benefits                      $ 41,556        27 %                 $ 25,649        20 %
----------------------------------------------------------------------------------------------------------------------------
   Interest                                                   2,532        26                      1,991        26
----------------------------------------------------------------------------------------------------------------------------
   Communications                                             1,108         8                      1,112         8
----------------------------------------------------------------------------------------------------------------------------
   Occupancy and equipment                                    4,660        26                      2,470        16
----------------------------------------------------------------------------------------------------------------------------
   Promotion and development                                  1,366        15                        912        11
----------------------------------------------------------------------------------------------------------------------------
   Floor brokerage and clearance                                254        10                         87         3
----------------------------------------------------------------------------------------------------------------------------
   Taxes, other than income taxes                               806        11                        804        12
----------------------------------------------------------------------------------------------------------------------------
   Other operating expenses                                   1,020        11                        361         4
----------------------------------------------------------------------------------------------------------------------------
                                                           $ 53,302        23 %                 $ 33,386        18 %
============================================================================================================================


FISCAL 1998 COMPARED WITH FISCAL 1997

Total revenues for the fiscal year ended March 27, 1998 were $333,346,000, an increase of $71,849,000, or 27%, from revenues of $261,497,000, for the fiscal year ended March 28, 1997.

Net income for the fiscal year ended March 27, 1998 was $36,803,000, or $2.02 per share, compared to $24,656,000, or $1.38 per share, for the fiscal year ended March 28, 1997, an increase in net income of 49%.

The average number of shares and share equivalents outstanding was 18,219,000 for the fiscal year ended March 27, 1998 compared with 17,910,000 for the fiscal year ended March 28, 1997.

On July 30, 1997, the Company declared a 100% stock dividend payable September 15, 1997 to shareholders of record as of August 25, 1997. Applicable share and per share information has been adjusted for the stock dividend as if it had occurred at the beginning of the periods presented.

Revenues from underwriting and investment banking increased $29,799,000, or 40%, for the fiscal year ended March 27, 1998, when compared to the fiscal year ended March 28, 1997. Revenues from corporate underwriting and investment banking increased $29,692,000, or 43%, for the fiscal year ended March 27, 1998, when compared to the prior fiscal year. The significant increase in revenues from corporate underwriting and investment banking was comprised of the following:
Revenues from merger and advisory fees increased $34,935,000, or 224%, from $15,634,000 for the fiscal year ended March 1997 to $50,569,000 for the fiscal year ended March 1998. Revenues from public offerings of debt and equity securities increased $14,694,000, or 66%. Revenues from private placements decreased $18,807,000, or 87%. Revenues from syndicate participations in debt and equity securities declined $1,130,000, or 12%.

The increase in merger and advisory fee revenues of $34,935,000, or 224%, was due to the strong market for such services and the expansion of the Company's capabilities in the areas of mergers, advisory and project finance. For the current fiscal year, advisory fee revenues included fees from two significant transactions: during the fourth quarter of fiscal 1998, revenues from corporate underwriting and investment banking included fees from the Company's largest-ever transaction, the $650 million financing for Nakornthai Strip Mill Public Company Limited (NSM), a flat-rolled mini-mill located in Thailand. The total fees related to this transaction were approximately $19,700,000. During the third quarter of fiscal 1998 the Company recorded a merger fee of $6,250,000 in the Financial Services Group. The fees related to these two transactions totaled $25,950,000, or 74% of the total increase in revenues from merger and advisory fees.

Revenues from public offerings of debt and equity securities increased $14,694,000, or 66%, from $22,365,000 for the fiscal year ended March 1997 to $37,059,000 for the fiscal year ended March 1998. Revenues from public offerings of equity securities increased $6,879,000, or 33% from $20,720,000 for the fiscal year ended March 1997 to $27,599,000 for the fiscal year ended March 1998. The increase is due to the continued strong markets for such securities. Revenues from the underwriting of debt securities increased $7,815,000, or 475% from $1,645,000 for the fiscal year ended March 28, 1997 to $9,458,000 for the fiscal year ended March 27, 1998. The significant increase in revenues from debt securities originations reflects both favorable market conditions for such offerings and the Company's focus on expanding its expertise in this area.

Revenues from private placements declined $18,807,000, or 87% from $21,660,000 for the fiscal year ended March 28, 1997 to $2,853,000 for the fiscal year ended March 27, 1998. In the fiscal year ended March 28, 1997, private placement revenues had included a fee of $9,336,000 from a single $500 million private placement of debt and equity securities. Additionally, during the fiscal year ended March 28, 1997, private placement revenues included approximately $9,048,000 in fees related to the placement of limited partnership investments in low income housing and historic rehabilitation investment tax credit funds. These fees were not significant in fiscal 1998. In this area of the Investment Banking division, revenues for the current fiscal year were adversely impacted by the loss of key personnel.

Revenues from syndicate participations declined $1,130,000, or 12%. The decrease in revenues from syndicate participations was comprised of a decrease in revenues from participations in equity syndications of $1,537,000, or 25%, from $6,131,000 in fiscal 1997 to $4,594,000 in fiscal 1998, and an increase in revenues from participations in debt syndications of $407,000, or 11%, from $3,592,000 in fiscal 1997 to $3,999,000 in fiscal 1998. Revenues from participations in equity syndications continue to be adversely impacted by a decrease in Managing firms' allocations of syndicate participations to other firms.

Revenues from Municipal finance, including originations and participations, were $4,024,000 in fiscal 1998 and $3,917,000 in fiscal 1997, an increase of $107,000, or 3%.

Revenues from underwriting and investment banking activities are highly dependent on general market conditions for such business activities. Market conditions for underwriting and investment banking services can be affected by economic and legislative events, both in the United States and abroad. To the extent that future events are unpredictable, uncertainty will be a factor in the level of McDonald Securities' business activity. Also, competitive pressure from other entities providing investment banking services can and will have an effect on the success of the Company in obtaining such business and on the prices which can be charged for investment banking and underwriting services. Management believes that the Company can compete effectively in this segment of its business activities.

Revenues from principal transactions increased $5,386,000, or 10%, for the fiscal year ended March 27, 1998, when compared to the prior fiscal year. Revenues from principal transactions in equity securities increased $4,809,000, or 21%, for the fiscal year ended March 27, 1998, when compared to the prior fiscal year. This increase is primarily due to a strong NASDAQ market and the continued expansion of the Company's retail sales force and its institutional equity capabilities. Revenues from trading taxable fixed income securities, including corporate bonds, United States government bonds and mortgage-backed securities, decreased $453,000, or 2% from $22,703,000 for the fiscal year ended March 28, 1997 to $22,250,000 for the current fiscal year. This decrease in revenues from principal transactions in taxable fixed income securities was due primarily to a decrease in revenues from trading mortgage-backed securities of $1,244,000, or 24%, and government bonds of $952,000, or 16%. These decreases were due to lower institutional demand for this type of fixed income product as a result of lower yields. Offsetting these decreases, revenues from retail transactions in taxable debt securities increased $2,145,000, or 32%, due to the Company's efforts to expand our expertise in this area, and expansion of the Private Client Group sales force. Revenues from trading municipal bonds increased $1,030,000, or 10%, for the current fiscal year, primarily due to increased focus on secondary trading in light of the decreased supply of public finance business.

Commissions revenue increased $20,366,000, or 25%, for the fiscal year ended March 27, 1998, when compared to the fiscal year ended March 28, 1997. The increase in commissions revenue reflects higher volume resulting from both strong equity markets and the continued expansion of the Company's retail sales force and institutional equity capabilities. The increase in commissions revenue was comprised primarily of increases in revenues from listed and over-the-counter agency commissions of $13,492,000, or 27%, and an increase in revenues from mutual fund sales of $5,371,000, or 21%, for the current fiscal year. Revenues from commissions in insurance products increased $1,503,000, or 28%.

Revenues from investment management fees include advisory fees from the Company's mutual funds and money market funds and investment management fees earned related to individual managed accounts. Revenues from investment management fees increased $8,823,000, or 35%, for the fiscal year ended March 27, 1998 when compared to the prior fiscal year. Revenues from investment management fees related to individual managed accounts increased $7,027,000, or 48%, and advisory fees from the Company's mutual funds and money market funds increased $1,796,000, or 17%. These increases were a result of an increase in assets under management.

FISCAL 1998 COMPARED WITH FISCAL 1997


Interest and dividend income increased $6,196,000, or 30%, for the fiscal year ended March 27, 1998, when compared to the prior fiscal year. Interest earned on customer margin accounts increased $3,970,000, or 34%, due to a higher level of customer margin loans. Interest earned on inventory positions increased $1,750,000, or 26%, due to higher average positions.

Other income increased $1,279,000, or 18%, for the fiscal year ended March 27, 1998, when compared to the prior fiscal year. This increase resulted from a $957,000 increase in gains related to venture capital investments, and a $322,000 increase in transfer agent, service and other fee income related to the continued expansion of the retail business.

Operating expenses (total expenses before interest) increased $50,770,000, or 24%, for the fiscal year ended March 27, 1998, when compared to the prior fiscal year.

Employee compensation and benefits increased $41,556,000, or 27%, for the current fiscal year. Commission and other sales compensation expense increased $16,414,000, or 21%, for the current fiscal year, primarily as a result of the increase in revenues. Other clerical and administrative expenses increased $8,442,000, or 20%, for the current fiscal year. The increase in other clerical and administrative expense represents compensation, employee benefit costs and recruitment costs related to an increase in the professional and support staff during the 1998 fiscal year. The remaining $16,700,000 increase in employee compensation represents increases in incentive compensation and profit sharing accruals, which are directly related to the increase in profitability. Incentive compensation expense was also impacted by the increase in underwriting and investment banking revenues, with corresponding higher incentive compensation in the investment banking area.

All other operating expenses except interest increased $9,214,000, or 15%, for the fiscal year ended March 27, 1998, when compared to the fiscal year ended March 28, 1997. The increase in all other operating costs reflects the communications, occupancy and equipment, and other operating costs related to the expansion of the Company's business. For the fiscal year ended March 27, 1998, communications expenses increased $1,108,000, or 8%, reflecting higher headcount and the higher business volume. Occupancy and equipment costs increased $4,660,000, or 26%. Rent, depreciation and amortization of furniture and leaseholds and other occupancy costs increased $2,123,000, or 27%, reflecting increased occupancy costs due to the increased number of employees, and the expansion of our Cleveland, Ohio headquarters space and the branch system. Depreciation on computer and other office equipment and other technology costs increased $1,879,000, or 39%, reflecting both headcount increases and the continuing costs of improving and upgrading the Company's technological capabilities. Promotion and business development expense increased $1,366,000, or 15%, when compared to the prior fiscal year, primarily due to increased promotional, travel and business entertainment expenses resulting from the continued expansion of the Company's business. Taxes other than income taxes increased $806,000, or 11%, reflecting primarily increased payroll taxes due to increases in compensation expenses. The category of other operating expenses increased $1,020,000, or 11%, for the fiscal year ended March 27, 1998 when compared to the prior fiscal year. Of this amount, $403,000 represented an increase in charitable contributions expense and the remaining $617,000 represents a 7% increase in costs including legal, audit and other professional fees.

Interest expense increased $2,532,000, or 26%, for the fiscal year ended March 27, 1998, when compared to the fiscal year ended March 28, 1997, due to a higher level of average short-term borrowings which increased primarily as a result of higher customer margin borrowings and a higher level of securities owned.

Income before income taxes for the fiscal year ended March 27, 1998, was $56,803,000, resulting in a pre-tax return on revenues of 17%. For the fiscal year ended March 28, 1997, income before income taxes was $38,256,000, resulting in a pre-tax return on revenues of 14.6%.


                        RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board (the "FASB") issued SFAS 125, "Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Company adopted the provisions of SFAS 125 on March 29, 1997. The adoption of SFAS 125 did not have a material effect on the Company's consolidated financial statements.

In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") which allows an entity to continue to measure compensation costs for employee stock compensation plans in accordance with Accounting Principles Board Statement No. 25, ("APB No. 25") or to adopt the fair value method of accounting prescribed by SFAS No. 123. The Company has elected to continue to account for stock option grants under APB No. 25. The pro forma impact on net income and net income per share using the fair value method of accounting for stock option grants is not material. The fair value method of accounting for stock option grants may have a material impact on pro forma net income or net income per share in future years.

The Company adopted SFAS 128, "Earnings per share," during the third quarter of the fiscal year ended March 27, 1998. SFAS 128 requires the reporting of basic and diluted earnings per share amounts. Basic earnings per share are based upon the average number of common shares outstanding during the reporting period. Diluted earnings per share take into account the dilutive effect, if any, of stock options and other dilutive potential common shares outstanding during the period.

The FASB issued Statement No. 130 "Reporting Comprehensive Income" and Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information" in June 1997. The Company will adopt these pronouncements in its 1999 fiscal year, as required. The Company is reviewing the provisions of these statements and does not believe their implementation will have a material impact on the presentation of the Company's financial position, results of operations or cash flows.

The Securities and Exchange Commission recently issued market risk disclosure requirements to enhance disclosure requirements of accounting policies for derivatives and other financial instruments and to provide quantitative and qualitative disclosures about market risk inherent in derivative and other financial instruments. The Company will incorporate the disclosures in its Annual Report for the fiscal 1999 year, as required.


FISCAL 1997 COMPARED WITH FISCAL 1996


Total revenues for the fiscal year ended March 28, 1997 were $261,497,000, an increase of $40,876,000, or 19%, from revenues of $220,621,000 for the fiscal year ended March 29, 1996.

Net income for the fiscal year ended March 28, 1997 was $24,656,000, or $1.38 per share, compared to $19,766,000, or $1.11 per share, for the fiscal year ended March 29, 1996, an increase in net income of 25%.

The average number of shares and share equivalents outstanding was 17,910,000 for the fiscal year ended March 28, 1997 compared with 17,860,000 for the fiscal year ended March 29, 1996.

Revenues from underwriting and investment banking increased $17,952,000, or 32%, for the fiscal year ended March 28, 1997, when compared to the fiscal year ended March 29, 1996. Revenues from corporate underwriting and investment banking increased $19,861,000, or 40%, for the fiscal year ended March 28, 1997, when compared to the prior fiscal year. This resulted from increases in revenues from managed and co-managed originations of $5,768,000, or 35%, increases in revenues from participation in syndicate groups of $110,000, or 1%, and an increase in revenues from private placements of debt and equity securities and limited partnerships of $10,009,000, or 83%. These increases are attributable to favorable market conditions for both public offerings and private placements of debt and equity securities. Included in private placement revenues for the fiscal year ended March 28, 1997 were fees of $9,336,000 from a single $500 million private placement of debt and equity securities. Additionally, revenues from mergers and acquisitions and other financial advisory fees increased $3,974,000, or 34%, due to favorable market conditions for this type of activity. Revenues from public finance decreased $1,909,000, or 33%, for the fiscal year ended March 28, 1997, due to a lower level of public finance offerings in which McDonald Securities participated.

Revenues from principal transactions increased $1,284,000, or 2%, for the fiscal year ended March 28, 1997, when compared to the prior fiscal year. Revenues from principal transactions in equity securities increased $1,018,000, or 5%, for the fiscal year ended March 28, 1997, when compared to the prior fiscal year. This increase is primarily due to a strong NASDAQ market and the continued expansion of the Company's retail sales force and its institutional equity capabilities. Revenues from trading taxable fixed income securities, including corporate bonds, United States government bonds and mortgage-backed securities, decreased $861,000, or 4%. This decrease in revenues from principal transactions in taxable fixed income securities was due primarily to a decrease in revenues from trading mortgage-backed securities of $910,000, or 15%, due to lower market demand for this type of fixed income product. Revenues from trading municipal bonds increased $1,127,000, or 13%, primarily due to increased focus on secondary trading in light of the decreased supply of public finance business.

Commissions revenue increased $13,409,000, or 20%, for the fiscal year ended March 28, 1997, when compared to the fiscal year ended March 29, 1996. The increase in commissions revenue reflects higher volume resulting from both strong equity markets and the continued expansion of the Company's retail sales force and institutional equity capabilities. The increase in commissions revenue was comprised primarily of increases in revenues from listed and over-the-counter agency commissions of $5,941,000, or 14%, and an increase in revenues from mutual fund sales of $5,622,000, or 29%, for the current fiscal year.

Revenues from investment management fees include advisory fees from the Company's mutual funds and money market funds and investment management fees earned related to individual managed accounts. Revenues from investment management fees increased $5,294,000, or 27%, for the fiscal year ended March 28, 1997 when compared to the prior fiscal year. Revenues from investment management fees related to individual managed accounts increased $4,384,000, or 42%, and advisory fees from the Company's mutual funds and money market funds increased $910,000, or 10%. These increases were a result of an increase in assets under management.

Interest and dividend income increased $3,236,000, or 19%, for the fiscal year ended March 28, 1997, when compared to the prior fiscal year. Interest earned on customer margin accounts increased $2,142,000, or 23%, due to a higher level of customer margin loans. Income from securities borrowed increased $909,000, or 140%, due to higher average positions, primarily as a result of securities borrowed related to short positions in customer accounts.

Other income decreased $299,000, or 4%, for the fiscal year ended March 28, 1997, when compared to the prior fiscal year. This decrease resulted from a $545,000 decline in gains related to venture capital investments, offset in part by a $246,000 increase in transfer agent, service and other fee income related to the continued expansion of the retail business.

Operating expenses (total expenses before interest) increased $31,395,000, or 17%, for the fiscal year ended March 28, 1997, when compared to the prior fiscal year.
                                      -57-