Form 10-K, Exhibit 13
period 1998-03-27
MCDONALD & CO INVESTMENTS INC
filed 1998-06-22
CIK 720900

                                                                   Exhibit 13(d)


CONSOLIDATED STATEMENTS OF INCOME

                                                                                    Fiscal Year Ended
-------------------------------------------------------------------------------------------------------------------------------
                                                                   March 27,            March 28,           March 29,
(In thousands, except share and per share amounts)                   1998                 1997                 1996
-------------------------------------------------------------------------------------------------------------------------------

REVENUES
-------------------------------------------------------------------------------------------------------------------------------
Underwriting and investment banking                               $ 103,410           $  73,611             $  55,659
-------------------------------------------------------------------------------------------------------------------------------
Principal transactions                                               60,771              55,385                54,101
-------------------------------------------------------------------------------------------------------------------------------
Commissions                                                         100,273              79,907                66,498
-------------------------------------------------------------------------------------------------------------------------------
Investment management fees                                           33,959              25,136                19,842
-------------------------------------------------------------------------------------------------------------------------------
Interest and dividends                                               26,602              20,406                17,170
-------------------------------------------------------------------------------------------------------------------------------
Other                                                                 8,331               7,052                 7,351
-------------------------------------------------------------------------------------------------------------------------------
                                                                    333,346             261,497               220,621
-------------------------------------------------------------------------------------------------------------------------------
EXPENSES
-------------------------------------------------------------------------------------------------------------------------------
Employee compensation and benefits                                  194,264             152,708               127,059
-------------------------------------------------------------------------------------------------------------------------------
Interest                                                             12,161               9,629                 7,638
-------------------------------------------------------------------------------------------------------------------------------
Communications                                                       15,801              14,693                13,581
-------------------------------------------------------------------------------------------------------------------------------
Occupancy and equipment                                              22,317              17,657                15,187
-------------------------------------------------------------------------------------------------------------------------------
Promotion and development                                            10,560               9,194                 8,282
-------------------------------------------------------------------------------------------------------------------------------
Floor brokerage and clearance                                         2,898               2,644                 2,557
-------------------------------------------------------------------------------------------------------------------------------
Taxes, other than income taxes                                        8,125               7,319                 6,515
-------------------------------------------------------------------------------------------------------------------------------
Other operating expenses                                             10,417               9,397                 9,036
-------------------------------------------------------------------------------------------------------------------------------
                                                                    276,543             223,241               189,855
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                           56,803              38,256                30,766
-------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                           20,000              13,600                11,000
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                        $  36,803           $  24,656             $  19,766
===============================================================================================================================
Net income per share - Basic                                         $ 2.02              $ 1.38                $ 1.11
-------------------------------------------------------------------------------------------------------------------------------
                     - Diluted                                       $ 1.99              $ 1.36                $ 1.09
-------------------------------------------------------------------------------------------------------------------------------
Average number of shares and share equivalents outstanding       18,219,000          17,910,000            17,860,000
-------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                     March 27,               March 28,
(In thousands, except share and per share amounts)                                     1998                     1997
---------------------------------------------------------------------------------------------------------------------------

ASSETS
---------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents                                                         $  13,844                $  8,907
---------------------------------------------------------------------------------------------------------------------------
   Receivable from customers                                                           238,476                 179,606
---------------------------------------------------------------------------------------------------------------------------
   Receivable from brokers and dealers                                                  51,695                  37,500
---------------------------------------------------------------------------------------------------------------------------
   Securities purchased under agreements to resell                                      61,874                  43,943
---------------------------------------------------------------------------------------------------------------------------
   Securities owned                                                                    223,436                 127,632
---------------------------------------------------------------------------------------------------------------------------
   Other receivables                                                                    36,150                  42,597
---------------------------------------------------------------------------------------------------------------------------
   Furniture, equipment, and leasehold improvements,
---------------------------------------------------------------------------------------------------------------------------
      at cost, less accumulated depreciation and
---------------------------------------------------------------------------------------------------------------------------
      amortization of $26,111 at March 27, 1998,
---------------------------------------------------------------------------------------------------------------------------
      and $24,369 at March 28, 1997                                                     20,192                  19,562
---------------------------------------------------------------------------------------------------------------------------
   Other investments                                                                    28,028                  13,708
---------------------------------------------------------------------------------------------------------------------------
   Other assets                                                                         28,825                  28,513
---------------------------------------------------------------------------------------------------------------------------
                                                                                     $ 702,520               $ 501,968
===========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------------
   Liabilities
---------------------------------------------------------------------------------------------------------------------------
      Short-term borrowings                                                          $  41,807               $  46,285
---------------------------------------------------------------------------------------------------------------------------
      Payable to customers                                                              74,536                  55,656
---------------------------------------------------------------------------------------------------------------------------
      Payable to brokers and dealers                                                    13,643                  14,626
---------------------------------------------------------------------------------------------------------------------------
      Securities loaned                                                                 68,207                  29,850
---------------------------------------------------------------------------------------------------------------------------
      Securities sold under agreements to repurchase                                   135,232                  67,151
---------------------------------------------------------------------------------------------------------------------------
      Securities sold but not yet purchased                                             70,584                  48,350
---------------------------------------------------------------------------------------------------------------------------
      Accrued compensation                                                              55,126                  33,548
---------------------------------------------------------------------------------------------------------------------------
      Accounts payable, accrued expenses and other liabilities                          32,207                  27,380
---------------------------------------------------------------------------------------------------------------------------
      Long-term borrowings                                                              20,000                  25,000
---------------------------------------------------------------------------------------------------------------------------
                                                                                       511,342                 347,846
---------------------------------------------------------------------------------------------------------------------------
   Commitments and Contingencies
---------------------------------------------------------------------------------------------------------------------------
   Stockholders' Equity
---------------------------------------------------------------------------------------------------------------------------
      Preferred Stock, without par value; 200,000 shares
---------------------------------------------------------------------------------------------------------------------------
         authorized; none issued
---------------------------------------------------------------------------------------------------------------------------
      Common Stock, par value $1.00 per share;
---------------------------------------------------------------------------------------------------------------------------
         50,000,000 shares authorized;
---------------------------------------------------------------------------------------------------------------------------
         (23,831,527 and 23,603,240 shares issued, respectively)                        23,832                  11,802
---------------------------------------------------------------------------------------------------------------------------
      Additional paid-in capital                                                        48,499                  55,868
---------------------------------------------------------------------------------------------------------------------------
      Retained earnings                                                                147,727                 115,189
---------------------------------------------------------------------------------------------------------------------------
                                                                                       220,058                 182,859
---------------------------------------------------------------------------------------------------------------------------
   Less treasury stock, at cost -
---------------------------------------------------------------------------------------------------------------------------
      5,413,353 shares at March 27, 1998 and
---------------------------------------------------------------------------------------------------------------------------
      5,569,872 shares at March 28, 1997                                               (28,880)                (28,737)
---------------------------------------------------------------------------------------------------------------------------
                                                                                       191,178                 154,122
---------------------------------------------------------------------------------------------------------------------------
                                                                                     $ 702,520               $ 501,968
===========================================================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                               Common        Additional       Retained        Treasury
(In thousands, except share and per share amounts)              Stock      Paid-In Capital    Earnings        Stock
---------------------------------------------------------------------------------------------------------------------------

BALANCE AT MARCH 31, 1995                                    $ 11,435        $ 48,342       $  77,034         $(22,449)
---------------------------------------------------------------------------------------------------------------------------
   Net income for the fiscal year                                                              19,766
---------------------------------------------------------------------------------------------------------------------------
   Purchase of 499,708 shares of treasury stock, at cost                                                        (4,196)
---------------------------------------------------------------------------------------------------------------------------
   Issuance of 79,788 shares of treasury stock
---------------------------------------------------------------------------------------------------------------------------
      to satisfy exercise of stock options                                         56                              376
---------------------------------------------------------------------------------------------------------------------------
   Issuance of 372,138 shares of common stock                     186           3,265
---------------------------------------------------------------------------------------------------------------------------
   Cash dividends, $.1675 per share                                                            (2,992)
===========================================================================================================================
BALANCE AT MARCH 29, 1996                                      11,621          51,663          93,808          (26,269)
---------------------------------------------------------------------------------------------------------------------------
   Net income for the fiscal year                                                              24,656
   Purchase of 353,606 shares of treasury stock, at cost                                                        (3,309)
---------------------------------------------------------------------------------------------------------------------------
   Issuance of 166,724 shares of treasury stock
---------------------------------------------------------------------------------------------------------------------------
      to satisfy exercise of stock options                                       (134)                             841
---------------------------------------------------------------------------------------------------------------------------
   Issuance of 361,526 shares of common stock                     181           4,339
---------------------------------------------------------------------------------------------------------------------------
   Cash dividends, $.1831 per share                                                            (3,275)
===========================================================================================================================
BALANCE AT MARCH 28, 1997                                      11,802          55,868         115,189          (28,737)
---------------------------------------------------------------------------------------------------------------------------
   Net income for the fiscal year                                                              36,803
   Purchase of 47,920 shares of treasury stock, at cost                                                         (1,203)
---------------------------------------------------------------------------------------------------------------------------
   Issuance of 204,529 shares of treasury stock
---------------------------------------------------------------------------------------------------------------------------
       to satisfy exercise of stock options                                      (280)                           1,060
---------------------------------------------------------------------------------------------------------------------------
   Issuance of 228,287 shares of common stock                     163           4,778
---------------------------------------------------------------------------------------------------------------------------
   Issuance of common stock to satisfy 100% stock dividend     11,867         (11,867)
---------------------------------------------------------------------------------------------------------------------------
   Cash dividends, $.2344 per share                                                            (4,265)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 27, 1998                                    $ 23,832        $ 48,499       $ 147,727         $(28,880)
===========================================================================================================================



See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Fiscal Year Ended
---------------------------------------------------------------------------------------------------------------------------
                                                                   March 27,             March 28,           March 29,
(In thousands)                                                       1998                  1997                 1996
---------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------------
   Net Income                                                      $ 36,803             $ 24,656              $ 19,766
---------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash
---------------------------------------------------------------------------------------------------------------------------
      provided by (used for) operating activities:
---------------------------------------------------------------------------------------------------------------------------
         Depreciation and amortization                                8,107                6,681                 5,485
---------------------------------------------------------------------------------------------------------------------------
         Loss on disposal of furniture and equipment                    236                  387                   670
---------------------------------------------------------------------------------------------------------------------------
         Deferred compensation                                        1,255                  380                   393
---------------------------------------------------------------------------------------------------------------------------
         Deferred income taxes                                         (494)                (377)                   68
---------------------------------------------------------------------------------------------------------------------------
         Increase in receivable from customers                      (58,870)              (3,633)              (39,793)
---------------------------------------------------------------------------------------------------------------------------
         (Increase) decrease in receivable from brokers
---------------------------------------------------------------------------------------------------------------------------
            and dealers                                             (14,195)              21,719               (40,938)
---------------------------------------------------------------------------------------------------------------------------
         Increase in securities owned                               (95,804)             (25,430)               (7,018)
---------------------------------------------------------------------------------------------------------------------------
         (Increase) decrease in other receivables                     6,447              (24,229)               (2,000)
---------------------------------------------------------------------------------------------------------------------------
         Increase (decrease) in payable to customers                 18,880              (16,066)               36,342
---------------------------------------------------------------------------------------------------------------------------
         Decrease in payable to brokers and dealers                    (983)                (921)               (5,239)
---------------------------------------------------------------------------------------------------------------------------
         Increase in securities loaned                               38,357               29,850
---------------------------------------------------------------------------------------------------------------------------
         Increase (decrease) in securities sold but not
---------------------------------------------------------------------------------------------------------------------------
            yet purchased                                            22,234               19,134               (18,485)
---------------------------------------------------------------------------------------------------------------------------
         Increase in accrued compensation                            26,250                9,403                11,834
---------------------------------------------------------------------------------------------------------------------------
         Increase in accounts payable, accrued expenses
---------------------------------------------------------------------------------------------------------------------------
            and other liabilities                                     3,841                1,031                 4,708
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used for) operating activities        (7,936)              42,585               (34,207)
---------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------------
         Purchase of furniture, equipment, and
---------------------------------------------------------------------------------------------------------------------------
            leasehold improvements                                   (8,328)             (10,316)               (9,993)
---------------------------------------------------------------------------------------------------------------------------
         (Increase) decrease in other investments                   (14,320)              (8,030)               (2,595)
---------------------------------------------------------------------------------------------------------------------------
         (Increase) decrease in other assets                           (463)               2,783                (2,946)
---------------------------------------------------------------------------------------------------------------------------
         Net cash used for investing activities                     (23,111)             (15,563)              (15,534)
---------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------------
         (Increase) decrease in securities purchased under
---------------------------------------------------------------------------------------------------------------------------
             agreements to resell                                   (17,931)               6,109                38,817
---------------------------------------------------------------------------------------------------------------------------
         Increase (decrease) in short-term borrowings                (4,478)             (30,739)               12,100
---------------------------------------------------------------------------------------------------------------------------
         Increase in securities sold under agreements
---------------------------------------------------------------------------------------------------------------------------
            to repurchase                                            68,081                   16                15,106
---------------------------------------------------------------------------------------------------------------------------
         Payments made on subordinated notes payable                 (5,000)
---------------------------------------------------------------------------------------------------------------------------
         Cash dividends                                              (4,265)              (3,275)               (2,992)
---------------------------------------------------------------------------------------------------------------------------
         Purchase of treasury stock                                  (1,203)              (3,309)               (4,196)
---------------------------------------------------------------------------------------------------------------------------
         Proceeds from issuance of treasury stock                       780                  707                   432
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used for) financing activities        35,984              (30,491)               59,267
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                      4,937               (3,469)                9,526
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of fiscal year                 8,907               12,376                 2,850
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of fiscal year                    $ 13,844             $  8,907              $ 12,376
===========================================================================================================================


See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                         NOTE A - SUMMARY OF SIGNIFICANT
                               ACCOUNTING POLICIES

The consolidated financial statements include the accounts of McDonald & Company Investments, Inc., and its subsidiaries, collectively referred to as the "Company." All significant intercompany accounts and transactions are eliminated in consolidation.

The Company's fiscal year is the 52- or 53-week period ending on the last Friday in March.

The Company, through its principal subsidiary, McDonald & Company Securities, Inc. ("McDonald Securities"), is engaged in the business of a securities broker and dealer, which is comprised of several classes of service, such as underwriting and investment banking, principal and agency transactions, and investment advisory services.

Substantially all of the Company's financial assets and liabilities are carried at market value or at amounts which, because of the short-term nature of the financial instruments, approximate current fair value. The market value of the Company's long-term borrowings, estimated based on current interest rates, does not differ significantly from the amount recorded at March 27, 1998.

Cash and cash equivalents represent cash in banks and excess cash invested with banks overnight in short-term instruments.

Repurchase and resale agreements are treated as financing transactions and are carried at the amounts at which the securities will be reacquired or resold as specified in the respective agreements. It is the Company's policy to obtain possession of collateral. The Company monitors the risk of loss by assessing the market value of the underlying securities as compared to the related receivable or payable, including accrued interest, and requires additional collateral where deemed appropriate.

Securities owned and securities sold but not yet purchased are carried at market value, and unrealized gains and losses are included in revenues from principal transactions.

Securities transactions and related commissions revenue and expense are recorded on the settlement date basis. Settlement date is generally the third business day following the trade date. The effect on the financial statements of using the settlement date basis, rather than the trade-date basis, is not material.

Investment banking revenue (other than underwriting revenue) and investment management fees are recorded as the income is earned and the related services are performed. Underwriting revenue is recorded upon completion of the underwriting.

Furniture and equipment are depreciated on the straight-line method over their estimated useful lives. Leasehold improvements are amortized on the straight-line method over the life of the lease or the useful life of the improvement, whichever is shorter.

The excess of the purchase price over net identifiable assets acquired (goodwill) is included in other assets and is being amortized on the straight-line basis over a period of 25 years.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

During the fiscal year ended March 28, 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and Statement No. 127, "Deferral of Certain Provisions of FAS No. 125." The Company adopted the provisions of these statements as required during the fiscal year ended March 27, 1998. The adoption of SFAS 125 and 127 did not have a material effect on the Company's consolidated financial statements.

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

For purposes of determining the pro forma impact under SFAS No. 123, the fair value of stock options granted in 1998, 1997 and 1996 was estimated at the date of grant using a Black-Scholes option pricing model. Options were granted under the Company's 1995 Stock Option Plan for Non-Officer Directors in 1998, 1997 and 1996. The following weighted average assumptions were used in the option pricing model for this plan: a risk-free interest rate of 5.6%, 6.8% and 6.8% for 1998, 1997 and 1996, respectively; an expected dividend yield of 2.0% and an expected option life of seven years for all three years; and a volatility factor of .397,
 .287 and .202 for 1998, 1997 and 1996, respectively. Options were granted under the Company's 1995 Key Employees Stock Option Plan for 1998. The following weighted average assumptions were used in the option pricing model for this plan: a risk-free interest rate of 5.6%; an expected dividend yield of 2.0%; an expected option life of seven years; and a volatility factor of .397.

The Company adopted SFAS 128, "Earnings Per Share," during the third quarter of the fiscal year ended March 27, 1998. SFAS 128 requires the reporting of basic and diluted earnings per share amounts. Basic earnings per share are based upon the average number of common shares outstanding during

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


the reporting period. Diluted earnings per share take into account the dilutive effect, if any, of stock options and other dilutive potential common shares outstanding during the period. The following reconciliation illustrates the computation of basic and diluted earnings per share as prescribed under SFAS 128:


(In thousands,              March 27,   March 28,   March 29,
except per share amounts)     1998        1997        1996
---------------------------------------------------------------
Net earnings                $ 36,803    $ 24,656    $ 19,766
===============================================================
Weighted average common
---------------------------------------------------------------
  shares outstanding          18,219      17,910      17,860
---------------------------------------------------------------
Dilutive effect of
---------------------------------------------------------------
  stock options                  254         316         284
---------------------------------------------------------------
                              18,473      18,226      18,144
===============================================================
Basic earnings per share     $  2.02     $  1.38     $  1.11
===============================================================
Diluted earnings per share   $  1.99     $  1.36     $  1.09
===============================================================

                  NOTE B - SECURITIES OWNED AND SECURITIES SOLD
                              BUT NOT YET PURCHASED

Securities owned and securities sold, but not yet purchased, consist of the following:

                                      March 27,   March 28,
(In thousands)                          1998        1997
--------------------------------------------------------------
Securities owned
--------------------------------------------------------------
  Mortgage-backed securities        $  96,624   $  38,698
--------------------------------------------------------------
  Corporate obligations                68,436      45,804
--------------------------------------------------------------
  State and municipal obligations      23,254      26,665
--------------------------------------------------------------
  Corporate stocks                     17,437      13,733
--------------------------------------------------------------
  U.S. government obligations          12,502       2,666
--------------------------------------------------------------
  Other                                 5,183          66
--------------------------------------------------------------
                                    $ 223,436   $ 127,632
==============================================================
Securities sold but not yet purchased
--------------------------------------------------------------
  U.S. government obligations       $  50,084   $  43,358
--------------------------------------------------------------
  Mortgage-backed securities           12,235
--------------------------------------------------------------
  Corporate stocks                      6,518       4,664
--------------------------------------------------------------
  Other                                 1,747         328
--------------------------------------------------------------
                                    $  70,584   $  48,350
==============================================================


                         NOTE C - SHORT-TERM BORROWINGS

Short-term borrowings include the following:

                                      March 27,   March 28,
(In thousands)                          1998        1997
------------------------------------------------------------
Secured bank loans                   $  2,130     $   817
------------------------------------------------------------
Unsecured bank loans                   39,677      45,468
------------------------------------------------------------
                                     $ 41,807    $ 46,285
============================================================

Short-term borrowings are bank loans payable on demand at rates ranging from 6.0% to 8.5% at March 27, 1998. The secured loans were collateralized by customer-owned securities with a market value of $12,408,000 at March 27, 1998. At March 28, 1997, the secured loans were collateralized by customer-owned securities with a market value of $1,288,000. For the fiscal years ended March 27, 1998 and March 28, 1997, the weighted average interest rate on short-term borrowings was 6.12% and 6.0%, respectively.

The Company had total lines of credit of $330,000,000 at March 27, 1998, under which a maximum of $170,000,000 could be borrowed on an unsecured basis. There were no compensating balance requirements associated with these lines of credit.

Securities sold under agreements to repurchase bear interest at rates ranging from 5.20% to 5.79% and are collateralized by firm-owned securities with a market value of $136,247,000 at March 27, 1998. For the fiscal years ended March 27, 1998 and March 28, 1997, the weighted average interest rate on repurchase agreements was 5.76% and 5.86%, respectively.


                          NOTE D - LONG-TERM BORROWINGS

McDonald Securities has outstanding $20,000,000 in aggregate principal amount of 8.24% Subordinated Notes due January 15, 2002. McDonald Securities is required to pay principal amounts of $5,000,000 on January 15 in each year beginning in 1998. The notes are subordinated in right of payment to all senior indebtedness of McDonald Securities. The principal amount of the notes has been approved by the New York Stock Exchange, Inc. for inclusion in the regulatory capital of McDonald Securities (See Note G).

Total interest paid was $11,873,000 for the fiscal year ended March 27, 1998, $10,038,000 for the fiscal year ended March 28, 1997, and $7,694,000 for the fiscal year ended March 29, 1996.


                              NOTE E - INCOME TAXES

The provision for income taxes consists of the following:

                                  Fiscal Year Ended
-------------------------------------------------------------
                          March 27,  March 28,   March 29,
(In thousands)              1998        1997        1996
-------------------------------------------------------------
Federal
-------------------------------------------------------------
  Current                $ 19,068     $ 13,411    $ 10,582
-------------------------------------------------------------
  Deferred                     32         (377)         68
-------------------------------------------------------------
                           19,100       13,034      10,650
-------------------------------------------------------------
State and Local               900          566         350
-------------------------------------------------------------
                         $ 20,000     $ 13,600    $ 11,000
=============================================================

The provision for income taxes differs from the amount computed using the federal statutory rates of 35% for the fiscal years ended March 27, 1998, March 28, 1997, and March 29, 1996, as a result of the following:

                                  Fiscal Year Ended
-------------------------------------------------------------
                          March 27,  March 28,   March 29,
(In thousands)              1998        1997        1996
-------------------------------------------------------------
Expected tax provision
-------------------------------------------------------------
  at statutory rate      $ 19,881    $ 13,389    $ 10,768
-------------------------------------------------------------
Effects of non-taxable
-------------------------------------------------------------
  interest income            (699)       (322)       (500)
-------------------------------------------------------------
Non-deductible
-------------------------------------------------------------
  interest expense            223         136         152
-------------------------------------------------------------
Non-deductible business
-------------------------------------------------------------
  meals and entertainment     493         442         389
-------------------------------------------------------------
Other - net                   102         (45)        191
-------------------------------------------------------------
                         $ 20,000    $ 13,600     $11,000
=============================================================

Significant components of the Company's deferred tax assets included in Other assets in the statement of financial condition are as follows:


                                             March 27,    March 28,      March 29,
(In thousands)                                 1998          1997          1996
-----------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
-----------------------------------------------------------------------------------
  Litigation and other reserves               $5,494        $4,969        $4,803
-----------------------------------------------------------------------------------
  Accrued compensation                         2,281         1,562           963
-----------------------------------------------------------------------------------
  Leasehold improvements                         494           416           343
-----------------------------------------------------------------------------------
  Accrued state and city taxes                   259           318           302
-----------------------------------------------------------------------------------
  Other                                          167            26            84
-----------------------------------------------------------------------------------
  Total deferred tax assets                    8,695         7,291         6,495
-----------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
-----------------------------------------------------------------------------------
  Other investments                            1,187           637           305
-----------------------------------------------------------------------------------
  Furniture and equipment                        903           828           694
-----------------------------------------------------------------------------------
  Deferred investment
-----------------------------------------------------------------------------------
   tax credits                                   815           102           102
-----------------------------------------------------------------------------------
  Other                                          194            96           143
-----------------------------------------------------------------------------------
  Total deferred tax liabilities               3,099         1,663         1,244
-----------------------------------------------------------------------------------
  Net deferred tax assets                     $5,596        $5,628        $5,251
===================================================================================

Total income taxes paid were $19,057,000 for the fiscal year ended March 27, 1998, $14,147,000 for the fiscal year ended March 28, 1997, and $9,426,000 for the fiscal year ended March 29, 1996.


                     NOTE F - COMMITMENTS AND CONTINGENCIES

The Company has letters of credit for $3,000,000 which are being used to satisfy clearing corporation deposit requirements which approximated $1,479,000 at March 27, 1998. The agreements expire in June 1998 and September 1998 and the Company pays fees at 1% per annum.

The Company is a defendant in various lawsuits incidental to its securities business. In view of the number and diversity of claims against the Company and the inherent difficulty of predicting the outcome of litigation and other claims, the Company cannot state with certainty what the eventual outcome of pending litigation or other claims will be. The Company provides for costs relating to these matters when a loss is probable and the amount can be reasonably estimated. The effect of the outcome of these matters on the Company's future results of operations cannot be predicted because any such effect depends on future results of operations and the amount and timing of the resolution of such matters. While it is not possible to predict with certainty, management believes that the ultimate resolution of such matters will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of the Company.


Aggregate commitments under operating leases for office space and equipment in effect as of March 27, 1998, with initial or remaining noncancellable lease terms in excess of one year are approximately $68,544,000 payable as follows:
1999-$9,373,000; 2000-$8,884,000; 2001-$7,821,000; 2002-$6,941,000;
2003-$6,210,000, and thereafter- $29,314,000. Certain of these leases have escalation clauses, based on certain increases in costs incurred by the lessor, and renewal options. Rental expense amounted to $9,394,000 for the fiscal year ended March 27, 1998, $7,854,000 for the fiscal year ended March 28, 1997, and $6,744,000 for the fiscal year ended March 29, 1996.


                        NOTE G - NET CAPITAL REQUIREMENTS

McDonald Securities is subject to the Uniform Net Capital Rule (the "Rule") of the Securities and Exchange Commission and the net capital rules of the New York Stock Exchange, Inc. (the "Exchange"), of which McDonald Securities is a member. McDonald Securities has elected to use the alternative method permitted by the Rule which requires that it maintain minimum net capital, as defined, equal to 2% of aggregate debit balances arising from customer transactions, as defined. The Exchange may require a member firm to reduce its business if its net capital is less than 4% of aggregate debit balances and may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances.

Net capital and aggregate debit balances change from day to day. At March 27, 1998, McDonald Securities' net capital under the Rule was $86,641,000, or 32% of aggregate debit balances, and $81,219,000 in excess of the minimum required net capital.


                       NOTE H - FINANCIAL INSTRUMENTS WITH
                        OFF-BALANCE SHEET AND CREDIT RISK

In the normal course of business, the Company's activities involve the execution, settlement and financing of various securities transactions. These activities may expose the Company to risk in the event the customer is unable to fulfill its contractual obligations. The Company maintains cash and margin accounts for its customers located throughout the United States, but primarily in the Midwest.

The Company, as a part of its normal brokerage activities, assumes short positions in securities. The establishment of short positions exposes the Company to off-balance sheet risk in the event prices change, as the Company may be obligated to cover such positions at a loss. The Company enters into short positions in United States government bonds in order to manage the interest rate risk related to trading positions in corporate bonds, mortgage-backed securities and United States government securities. The Company enters into short positions in corporate stocks in the ordinary course of operation, related to its NASDAQ trading activities.

As a securities broker and dealer, a substantial portion of the Company's transactions are collateralized. The Company's exposure to credit risk associated with the nonperformance in fulfilling contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets, which may impair the customers' or contra parties' ability to satisfy their obligations to the Company. Where considered necessary, the Company requires a deposit of additional collateral, or a reduction of securities positions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the normal course of business, the Company enters into underwriting and forward commitments. At March 27, 1998, the Company's commitments included forward purchase and sale contracts involving mortgage-backed securities with market values of approximately $60 million and $40 million, respectively, and collateralized mortgage obligations with market values of approximately $379 million and $345 million, respectively. At March 28, 1997, the Company's commitments included forward purchase and sale contracts involving mortgage-backed securities with market values of approximately $50 million and $49 million, respectively, and collateralized mortgage obligations with market values of approximately $91 million and $76 million, respectively. Transactions relating to such commitments, which were subsequently settled, had no material effect on financial position.

The average fair value of mortgage-backed securities and collateralized mortgage obligations included in securities owned was $30,936,000 at March 27, 1998, and $25,390,000 at March 28, 1997.

The revenues from trading mortgage-backed securities and collateralized mortgage obligations, including both forward and regular-way transactions, are included in revenues from principal transactions and were $4,026,000, $5,270,000, and $6,180,000, respectively, for the fiscal years ended March 27, 1998, March 28, 1997, and March 29, 1996.


                         NOTE I - EMPLOYEE BENEFIT PLANS

The Company sponsors a 401(k) defined-contribution and profit-sharing plan covering substantially all employees. The Plan provides for the Company to match, at a minimum, an amount equal to the retirement savings contributions made to the Plan by each participant up to a maximum of 50% of the first 4% of qualified compensation for exempt and sales employees, and 100% of the first 2% plus 50% of the next 2% of qualified compensation for nonexempt employees. The Company's profit sharing contribution is determined annually, based on the Company's performance. The Company's contribution expense related to the plan was $2,400,000 for the fiscal year ended March 27, 1998, $2,100,000 for the fiscal year ended March 28, 1997, and $2,000,000 for the fiscal year ended March 29, 1996.


                NOTE J - STOCK OPTION AND RESTRICTED STOCK PLANS

The Company had authorized 1,440,000 shares of Common Stock for issuance pursuant to the Company's Stock Option Plan for employees, which terminated on June 6, 1993. An additional 57,600 shares were authorized for issuance under the 1990 Stock Option Plan for Outside Directors. Options outstanding at the time of termination of these plans continue according to the terms of these plans. The Company has authorized 1,000,000 shares of common stock for issuance under the 1995 Key Employees Stock Option Plan. The Company also authorized 100,000 shares of common stock for issuance pursuant to the Company's 1995 Stock Option Plan for Non-Officer Directors. Stock option activity for the fiscal years ended March 27, 1998, March 28, 1997, and March 29, 1996, was as follows:

                                                     1990 Stock Option Plan     1995 Stock Option Plan      1995 Key Employees
                               Stock Option Plan     for Outside Directors     for Non-Officer Directors     Stock Option Plan
----------------------------------------------------------------------------------------------------------------------------------
                                           Weighted                 Weighted                  Weighted                Weighted
                               Number of    Average     Number of    Average      Number of    Average     Number of   Average
                                Options   Exercise Price Options   Exercise Price  Options  Exercise Price  Options Exercise Price
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at March 31, 1995   613,548     $ 4.34       38,400       $ 3.54
---------------------------------------------------------------------------------------------------------------------------------
Granted during fiscal 1996                                                        10,000      $  9.20
---------------------------------------------------------------------------------------------------------------------------------
Exercised                       (74,028)    $ 3.57       (5,760)      $ 4.85
---------------------------------------------------------------------------------------------------------------------------------
Canceled                         (2,400)    $ 3.66       (3,840)      $ 4.85
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at March 29, 1996   537,120     $ 4.44       28,800       $ 3.11      10,000      $  9.20
---------------------------------------------------------------------------------------------------------------------------------
Granted during fiscal 1997                                                        12,000      $ 11.31
---------------------------------------------------------------------------------------------------------------------------------
Exercised                      (166,724)    $ 3.93
---------------------------------------------------------------------------------------------------------------------------------
Canceled                        (18,480)    $ 6.30
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at March 28, 1997   351,916     $ 4.59       28,800       $ 3.11      22,000      $ 10.36
---------------------------------------------------------------------------------------------------------------------------------
Granted during fiscal 1998                                                        12,000      $ 17.88     204,750      $ 23.86
---------------------------------------------------------------------------------------------------------------------------------
Exercised                      (198,029)    $ 3.66       (2,500)      $ 4.42      (4,000)     $  9.44
---------------------------------------------------------------------------------------------------------------------------------
Canceled
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at March 27, 1998   153,887     $ 5.75       26,300       $ 2.99      30,000      $ 13.48     204,750      $ 23.86
--------------------------------=======------------------======-------------------======------------------=======----------------

Options outstanding
---------------------------------------------------------------------------------------------------------------------------------
  at March 27, 1998:
---------------------------------------------------------------------------------------------------------------------------------
   Exercisable                  128,823     $ 5.53        26,300       $ 2.99      18,000      $ 10.55
---------------------------------------------------------------------------------------------------------------------------------
   Available for future grant                                                      66,000                 795,250
---------------------------------------------------------------------------------------------------------------------------------
   Weighted average
     remaining contractual
---------------------------------------------------------------------------------------------------------------------------------
     life (years)                        4.3                     2.9                       7.8                     9.8
---------------------------------------------------------------------------------------------------------------------------------
   Range of exercise price
---------------------------------------------------------------------------------------------------------------------------------
     per share for options         $ 1.82 - $ 6.35         $ 2.45 - $ 4.43          $ 8.88 - $ 18.81        $ 20.48 - $ 24.13
---------------------------------------------------------------------------------------------------------------------------------


The options under the Company's Stock Option Plan, the 1990 Stock Option Plan for Outside Directors, and the 1995 Key Employees Stock Option Plan become exercisable over a five-year period from the date of grant and expire 10 years from the date of grant. Under the 1995 Stock Option Plan for Non-Officer Directors, options become exercisable one year from the date of grant and expire 10 years from the date of grant.

The Company has authorized 4,000,000 shares of Common Stock for issuance pursuant to the Company's 1995 Stock Bonus Plan (the "Bonus Plan"). Under the Bonus Plan, restricted stock awards may be granted to certain employees. Employees who are granted stock awards under the terms of the Bonus Plan may elect to receive shares of stock which are restricted as to sale or transfer for a period of two years from the June 1 following the date of grant. These shares are issued at a discount of 5% from the current market value of the shares. Alternatively, an employee may elect to receive shares which are subject to forfeiture if the employee's employment terminated within three years from the June 1 following the date of grant. These shares are issued at a discount of 15% from the current market value. The Company issued 228,287, 361,526, and 372,138 shares of common stock, respectively, for the fiscal years ended March 27, 1998, March 28, 1997, and March 29, 1996 in connection with the Bonus Plan.


                             NOTE K - STOCK DIVIDEND

On July 30, 1997, the Company declared a 100% stock dividend payable September 15, 1997 to stockholders of record as of August 25, 1997. All share and per share information has been restated to reflect the effect of the stock dividend as if it had occurred at the beginning of each period presented.

Report of Ernst & Young LLP, Independent Auditors

STOCKHOLDERS AND BOARD OF DIRECTORS
MCDONALD & COMPANY INVESTMENTS, INC.

We have audited the accompanying consolidated statements of financial condition of McDonald & Company Investments, Inc., and subsidiaries as of March 27, 1998 and March 28, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three fiscal years in the period ended March 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of McDonald & Company Investments, Inc., and subsidiaries at March 27, 1998 and March 28, 1997, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended March 27, 1998, in conformity with generally accepted accounting principles.


                                                  /s/ Ernst & Young LLP

Cleveland, Ohio

May 5, 1998

--------------------------------------------------------------------------------